Exhibit 99.1

LRAD CORPORATION REPORTS FISCAL Q3 2013 RESULTS

Company Announces $3 Million Share Buyback Program

SAN DIEGO, CA, August 6, 2013 – LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs), today announced results for its fiscal third quarter ended June 30, 2013.

Fiscal Q3 Highlights:

• Awarded $12.2 Million Contract from the United States Navy: The multi-year contract for small, medium and large AHD systems was awarded to the Company after a competitive bid process. LRAD® continues to be the U.S. Navy’s AHD of choice having previously received multi-year contract awards in 2007 and 2010.

• Entered Into Reseller and Manufacturing License Agreement with Chinese Manufacturer: The Company signed a five-year agreement with Beijing Paier Technologies, Inc. to manufacture, market and resell LRAD systems to China’s government organizations. Paier has strong ties to the Chinese government and can supply the local content required to bid for large government contracts.

• Settled Threatened Proxy Contest: As part of settling a threatened proxy contest, three new independent directors were nominated for the Company’s Board and were subsequently elected by stockholders at the annual meeting in July.

• Added Three Key Business Development Personnel: David Schnell, a retired U.S. Navy captain with extensive military leadership and government experience, is engaged in expanding the Company’s domestic military and government business. Marcel Naujok, after working the last 14 years developing business in Asia, is focused on accelerating LRAD’s burgeoning Asian business opportunities. Michael Shanks, with more than 7 years of domestic and international experience in the mass notification industry, strengthens LRAD’s emergency warning/mass notification (EWMN) sales and marketing efforts.

Management Commentary:

“Our fiscal Q3 results were affected by order delays from our growing business pipeline,” remarked Tom Brown, the Company’s president and CEO. “The good news is that a number of these orders have now been received and are scheduled to ship in our fiscal 4th quarter along with the previously announced $2.0 million first delivery under our U.S. Navy contract awarded in June.”

Brown added, “With the more than $3.3 million in additional business announced since July 1, and based on additional expected orders, we anticipate a strong fiscal Q4 and finish to our fiscal year.”

Share Buyback Program:

The Company also announced today that its Board of Directors has approved a share buyback program under which the Company may repurchase up to $3 million of its outstanding common shares from time to time on the open market and in privately negotiated transactions, depending on market conditions, share price and other factors. The Company intends to fund the buyback program with available cash and from future cash flow from operations.

“Our strong balance sheet and anticipated organic business growth give us the flexibility to implement a repurchase program at this time to create further value for our stockholders,” said Brown. “We have no debt and sufficient cash and cash equivalents to initiate this plan and continue our aggressive strategies to expand markets and applications for our globally recognized LRAD® products. We believe our unique long range communication technology and growing markets for our lifesaving systems offer a compelling opportunity for investors.”

The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time. Repurchases will be made in compliance with all Security and Exchange Commission rules and other legal requirements and may be made in part under a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so.

Fiscal Q3 2013 Financial Summary:

Revenues for fiscal Q3 2013 decreased 32% to $2.2 million from $3.2 million recorded in fiscal Q3 2012, primarily due to the timing of the receipt and delivery of orders in the quarter compared to the same period in the prior year. Gross profit for fiscal Q3 2013 was $916,000, or 42% of revenues, compared to $1.6 million, or 50% of revenues, for the same period a year ago. The decrease in gross profit was primarily due to decreased revenues and some unfavorable product mix, partially offset by favorable manufacturing overhead spending.

Operating expenses for fiscal Q3 2013 were $2.0 million, a 32% increase from $1.5 million recorded in fiscal Q2 2012, related to a $395,000 increase in legal and other professional fees primarily associated with the current lawsuit and responding to the threatened proxy contest, which was settled in the quarter ended June 30, 2013. In addition, salaries and benefits increased by $104,000, primarily resulting from additional business development personnel.

Net loss for fiscal Q3 2013 was $1.1 million, or $(0.03) per share, compared to net income of $200,000, or $0.01 per diluted share, for the same period last year. The net loss was primarily due to the decrease in revenues and gross margin and an increase in legal and professional fees.

For the nine months ended June 30, 2013, revenues decreased 9% to $8.3 million compared to $9.2 million for the nine months ended June 30, 2012. For the first nine months of fiscal 2013, gross profit was $3.8 million, or 45% of revenues, compared to $4.6 million, or 51% of revenues, for the same period a year ago. The decrease in gross profit year to date was primarily due to lower revenues, unfavorable product mix and an increase in contracted annual maintenance costs when compared to the costs for the first year warranty period in the prior year, which is related to a large foreign military sale in March 2011.

Operating expenses for the nine months ended June 30, 2013 were $5.5 million, compared to $4.6 million for the same period a year ago. The increase was primarily attributed to an increase of $773,000 in legal and other professional fees associated with the current lawsuit and responding to the threatened proxy contest, which was settled in the quarter ended June 30, 2013. Additional increases included $118,000 for non-cash share-based compensation and $90,000 for salaries and consultants, partially offset by a $104,000 decrease in commission expense and other spending reductions.

Net loss for the nine months ended June 30, 2013 was $1.7 million or $(0.05) per share, compared to net income of $222,000, or $0.01 per diluted share, for the same nine-month period last year. The net loss was primarily due to the decrease in revenues and gross margin and an increase in legal and professional fees.

Cash and cash equivalents at June 30, 2013 was $15.1 million, compared to $13.9 million at September 30, 2012.

Management is scheduled to discuss the Company’s fiscal Q3 2013 business and financial results on a conference call today at 4:30 p.m. Eastern Time.

About LRAD Corporation

LRAD Corporation is using long range communication to peacefully resolve uncertain situations and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are in service in more than 60 countries around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement, emergency responders, emergency warning and mass notification, asset protection, and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements: This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to expected sales growth and other improvements in fiscal 2013 financial results. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations due to a variety of factors including, among others, general economic conditions, our dependence on a limited number of customers, our dependence on continued sales to U.S. and international governments and businesses that sell to governments, our ability to obtain financing on favorable terms, or at all, and our ability to expand our customer base and the acceptance of our products. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2012. The Company disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact:

Robert Putnam

+1 858.676.0519

robert@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000's omitted)

	June 30,
	2013	September 30,
	(Unaudited)	2012

ASSETS
Current assets:
Cash and cash equivalents	$15,058	$13,860
Accounts receivable, net	1,167	5,518
Inventories, net	5,245	3,112
Prepaid expenses and other	466	442
Total current assets	21,936	22,932
Property and equipment, net	258	213
Intangible assets, net	139	158
Prepaid expenses and other - noncurrent	961	1,102
Total assets	$23,294	$24,405

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$909	$995
Accrued liabilities	525	624
Total current liabilities	1,434	1,619
Other liabilities - noncurrent	419	364
Total liabilities	1,853	1,983
Total stockholders' equity	21,441	22,422
Total liabilities and stockholders' equity	$23,294	$24,405

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

Revenues	$2,158	$3,161	$8,328	$9,173
Cost of revenues	1,242	1,586	4,564	4,533
Gross profit	916	1,575	3,764	4,640

Operating expenses:
Selling, general and administrative	1,607	1,120	4,150	3,370
Research and development	424	415	1,302	1,225
Total operating expenses	2,031	1,535	5,452	4,595

(Loss) income from operations	(1,115)	40	(1,688)	45
Other income	7	7	22	26
(Loss) income from operations before income taxes	(1,108)	47	(1,666)	71
Income tax expense	-	(153)	2	(151)
Net (loss) income	$(1,108)	$200	$(1,668)	$222

Net (loss) income per common share - basic and diluted	$(0.03)	$0.01	$(0.05)	$0.01
Weighted average common shares outstanding:
Basic	32,428,095	32,374,499	32,407,475	32,374,499
Diluted	32,428,095	33,492,944	32,407,475	33,168,978